EXHIBIT 99.1

Ameriprise Financial, Inc.

108 Ameriprise Financial Center

Minneapolis, MN  55474

Contact:

Paul Johnson

Ameriprise Financial

612 671-0625

paul.w.johnson@ampf.com

News Release

Ameriprise Financial, Inc. Reaches Settlements with SEC, NASD and State of Minnesota

MINNEAPOLIS – (December 1, 2005) – Ameriprise Financial, Inc. (NYSE: AMP) announced today that it has reached settlements with the SEC, NASD and the State of Minnesota regarding revenue sharing, directed brokerage and market timing.

In response to the settlement, Ameriprise Financial makes the following statement:  “We are pleased to resolve these matters. Over the past few years, we have proactively enhanced our compliance policies to address them.”

It should be noted that the costs of these settlements were reserved for in prior quarters and will have no effect on the company’s fourth quarter 2005 earnings.

Ameriprise Financial is one of the nation’s leading financial planning, asset management and insurance companies. Through its nationwide network of more than 10,000 financial advisors, Ameriprise Financial delivers solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The company specializes in meeting the retirement-related financial needs of the mass affluent. For more information, visit www.ameriprise.com.

Financial advisory services and investments available through Ameriprise Financial Services, Inc. Member NASD and SIPC. RiverSource insurance and annuities issued by IDS Life Insurance Company, and in New York only, IDS Life Insurance Company of New York, Albany, New York.  These companies are part of Ameriprise Financial, Inc.

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